Exhibit 3.1
ARTICLES OF INCORPORATION
OF
PARK STERLING CORPORATION
     Pursuant to §55-2-02 of the General Statutes of North Carolina, the undersigned does make and submit these Articles of Incorporation for the purpose of forming a business corporation.
Article 1. Name
     The name of the corporation is PARK STERLING CORPORATION.
Article 2. Duration
     The period of duration of the corporation shall be perpetual.
Article 3. Purposes
     The purposes for which the corporation is organized are: To act as a holding company of one or more banks and other corporations and to exercise all the rights, powers, and privileges incident to the ownership and control of such bank or banks and other corporations, including furnishing services to and for such bank or banks and other corporations.
Article 4. Authorized Shares
     (a) The aggregate number of shares which the corporation shall have authority to issue is two hundred and five million (205,000,000) shares, divided into two (2) classes as follows:

Class	Number of Shares	Par Value
Common Stock	200,000,000	$1.00 /share
Preferred Stock	5,000,000	No par value
     The Common Stock shall be entitled to vote as provided by law, and the holders of Common Stock shall be entitled to receive, after payment to the holders of all shares of Preferred Stock of the full preferential amounts to which such holders are entitled, the net assets of the corporation upon any involuntary or voluntary liquidation, dissolution or winding-up of the corporation.

     (b) The Board of Directors of the corporation is authorized, subject to limitations prescribed by law and the provisions of this Article 4, to provide for the issuance of the shares of Preferred Stock in series, and by filing Articles of Amendment with the North Carolina Secretary of State, as required by law, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and relative rights of the shares of each such series and the qualifications, or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:
(i)	The number of shares constituting that series and the distinctive designation of that series;

(ii)	The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

(iii)	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)	Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v)	Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vi)	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii)	The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Company, and the relative rights of priority, if any, of payment of shares of that series; and

(viii)	Any other relative rights, preferences and limitations of that series.

Article 5. Registered Agent and Registered and Principal Office
     The street address and county of the initial registered and principal office of the corporation and the name of the initial registered agent at such address is:

Name	Address
James C. Cherry	1043 E. Morehead Street
Suite 201
Charlotte, North Carolina 28204
(Mecklenburg County, North Carolina)
Article 6. Board of Directors
     (a) The number of directors shall be determined from time to time by the affirmative vote of a majority of the directors then in office, but the number of directors shall not be less than six (6) nor more than nineteen (19), provided that no decrease in the number of directors shall shorten the term of any director then in office.
     (b) The Board of Directors shall be divided into three (3) classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director in Class I shall be elected to an initial term of one (1) year, each director in Class II shall be elected to an initial term of two (2) years, each director in Class III shall be elected to an initial term of three (3) years, and each director shall serve until the election and qualification of his or her successor or until his or her earlier resignation, death or removal from office. Upon the expiration of the initial terms of office for each class of directors, the directors of each class shall be elected for terms of three (3) years, to serve until the election and qualification of their successors or until their earlier resignation, death or removal from office.
     (c) Vacancies in the board of directors that occur between annual meetings of shareholders at which directors are elected, including vacancies resulting from an enlargement of the board within the authorized number of six to 19 directors, shall be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum or by a sole remaining director. The directors elected to fill such vacancies shall hold office for a term expiring at the next annual meeting of shareholders at which the term of the class of directors to which they have been elected expires and until their successors have been duly elected and qualified.
     (d) Any director or directors may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the corporation entitled to vote in the election of directors, voting together as a single class. Cause for removal shall be deemed to exist only if the director(s) whose removal is proposed has been convicted in a court of competent jurisdiction of a felony or has been adjudged by a court of competent jurisdiction to be liable for fraudulent or dishonest conduct, or gross abuse of authority or discretion, with respect to the corporation, and such conviction or adjudication has become final and nonappealable. A director may not be removed by the shareholders at a meeting unless the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director. If any directors are so removed, new directors may be elected to fill the resulting vacancies at the meeting.
     (e) Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the corporation (and as permitted under North Carolina law to require higher voting percentages than otherwise prescribed by law), the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock of the corporation entitled to vote in the election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision (in these Articles of Incorporation, the Bylaws of the corporation or otherwise) or take any action inconsistent with or (as to any matter covered by this Article 6) in a manner other than as prescribed by, this Article 6.
Article 7. Incorporator
     The name and address of the incorporator is:

Name:	Address:
B.T. Atkinson	One Wachovia Center
301 S. College Street
Suite 3700
Charlotte, North Carolina 28202
(Mecklenburg County, North Carolina)
Article 8. Interested Shareholder Provision
     (a) In addition to any affirmative vote required by law or these Articles of Incorporation:
(i)	Any merger or consolidation of the corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Shareholder (as hereinafter defined) or (ii) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder;

(ii)	Any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $1,000,000 or more;

(iii)	The issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of transactions) of any equity securities (including any securities that are convertible into equity securities) of the corporation or any Subsidiary having an aggregate Fair Market Value of $1,000,000 or more to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities, or other property (or combination thereof);

(iv)	The adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

(v)	Any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries, or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity securities (including any securities that are convertible into equity securities) of the corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder shall require the affirmative vote of the holders of not less than (i) 66-2/3% of the voting power of the Voting Stock not beneficially owned by any Interested Shareholder, voting together as a single class, and (ii) 80% of the voting power of all Voting Stock, voting together as a single class; provided, however, that no such vote shall be required for any transaction approved by a majority of the Disinterested Directors (as hereinafter defined).
     (b) For the purpose of this Article 8:
(i)	A “person” shall mean any individual, firm, corporation, partnership, or other entity,

(ii)	“Voting Stock” shall mean all outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

(iii)	“Interested Shareholder” shall mean any person who or which is the beneficial owner, directly or indirectly, of 5% or more of the outstanding Voting Stock.

(iv)	A person shall be a “beneficial owner” of any shares of Voting Stock:
(A)	that such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly;

(B)	that such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement, or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement, or understanding; or

(C)	that are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or

Associates has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of any shares of Voting Stock.
(v)	For the purposes of determining whether a person is an Interested Shareholder, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of subparagraph (b)(iv) of this Article 8, but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(vi)	“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on September 1, 2010.

(vii)	“Subsidiary” shall mean any corporation of which a majority of the shares thereof entitled to vote generally in the election of directors is owned, directly or indirectly, by the corporation.

(viii)	“Market Price” shall mean: the last closing sale price immediately preceding the time in question of a share of the stock in question on the NASDAQ Stock Market, or if such stock is not quoted on the NASDAQ Stock Market, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or if such stock is not listed on any such exchange, the last closing bid quotation with respect to a share of such stock immediately preceding the time in question on any system of reporting or ascertaining quotations then available, or if such stock is not so quoted, the Fair Market Value at the time in question of a share of such stock as determined by the Board of Directors in good faith.

(ix)	“Fair Market Value” shall mean:
(A)	in the case of stock, the Market Price, and

(B)	in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.
(x)	“Disinterested Director” shall mean any member of the Board of Directors of the corporation who is not an Affiliate or Associate of an Interested Shareholder and was a member of the Board of Directors prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Disinterested Director who is not an Affiliate or Associate of an Interested Shareholder and is

recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.
(c)	A majority of the Disinterested Directors shall have the power and duty to determine for the purposes of this Article 8, on the basis of information known to them after reasonable inquiry, whether a person is an Interested Shareholder, or a transaction or series of transactions constitutes one of the transactions described in subparagraph (a) of this Article 8.

(d)	Notwithstanding any other provisions of these Articles of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the corporation), the affirmative vote of not less than 80% of the voting power of all Voting Stock, voting together as a single class, shall be required to amend, repeal, or adopt any provisions inconsistent with this Article 8.
Article 9. Shareholder Protection Act and Control Share Acquisition Act
     The provisions of Article 9 of the North Carolina Business Corporation Act (the “Act”) entitled “The North Carolina Shareholder Protection Act” and Article 9A of the Act entitled “The North Carolina Control Share Acquisition Act,” respectively, shall not apply to the corporation.
Article 10. Limitation of Director Liability
     The personal liability of each director of the corporation is eliminated to the fullest extent permitted by the provisions of the Act, as presently in effect or as the same may hereafter from time to time be in effect. No amendment, modification or repeal of this Article 10 shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.
Article 11. Indemnification of Officers and Directors
     The corporation shall, to the fullest extent permitted by the provisions of the Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under the Act from and against any and all of the expenses, liabilities, or other matters referred to in or covered by the Act. Any indemnification effected under this provision shall not be deemed exclusive of rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Article 12. Effective Date
     These Articles of Incorporation shall be effective upon filing with the North Carolina Secretary of State.

     IN TESTIMONY WHEREOF, the undersigned has executed these Articles of Incorporation, this the 6th day of October, 2010.

/s/ B. T. Atkinson
B.T. Atkinson
Incorporator